Exhibit 10.3

SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Settlement Agreement and General Release of all Claims (“Agreement”) is entered into on December 30, 2007 (the “Effective Date”) by and between:

Etelos Incorporated (“Etelos”) a Washington corporation with its principal offices at 1900 O’Farrell Street Suite 320, San Mateo, CA  94403,

and the following natural persons:

Selma and Daniel A. Kolke, husband and wife
21717 S.E. Petrovitsky
Maple Valley, WA 98038

Robyn and Daniel J. A. Kolke, husband and wife
45908 S.E. Edgewick Road
North Bend, WA  98045

Kristin and Desmond D. Kolke, husband and wife
22604 S.E. 392d Street
Enumclaw, WA  98022

And

Crystal and Raymond D. Kolke, husband and wife
2212 Camas Circle SE
Renton, WA  98055

(sometimes collectively ‘the Kolke Family”)

(separately a “Party” or collectively, “the Parties”).

RECITALS

A.                                   Etelos was founded by members of the Kolke Family in May 1999.

B.                                     From time to time since May 1999, members of the Kolke Family made loans to Etelos (the “Loans”) in various amounts and forms.

C.                                     From time to time until the present, Etelos has made certain payments on the Loans.

D.                                    The Loans have balances owed to certain members of the Kolke Family.

E.                                      The Parties have resolved the balances owed to each member of the Kolke Family and wish to provide for the payment of these balances as provided in this Agreement.

AGREEMENT

In consideration of the mutual covenants in this Agreement it is agreed as follows:

1.                                       The balances owed to each member of the Kolke Family on the Loans as of the Effective Date are set forth in Exhibit A.

2.                                       Etelos will pay the balances owed by execution and delivery of the Promissory Notes attached as Exhibits B1, B2, and B3 (the “Notes”).

3.                                       The members of the Kolke Family accept the Notes in full and final payment of the Loans.

4.                                       Any third party obligations incurred by any member of the Kolke Family in connection with the Loans, including any transactions between members of the Kolke Family, are and shall remain the sole responsibility of the affected members of the Kolke Family.

5.                                       The affected member(s) of the Kolke Family will defend and hold harmless Etelos from any such third party claims, and will pay the costs, damages, and reasonable attorneys fees attributable to any such claims that are finally awarded against Etelos or agreed to by the affected member(s) of the Kolke Family in settlement, provided that Etelos (a) promptly notifies the affected member(s) of the Kolke Family of such claims, (b) grants control of defense and settlement to the affected member(s) of the Kolke Family, and (c) provides all assistance, information, and authority required for the defense and settlement of such claims.

6.                                       The members of the Kolke Family, individually and each for their own part, represent and warrant to Etelos that they are signing this Agreement voluntarily and with a full understanding of and agreement with all its terms.

7.                                       Each member of the Kolke Family agrees to waive and release all claims relating to the Loans, known and unknown, suspected or unsuspected, which any of them has or might otherwise have had against Etelos, on behalf of itself and its parents, subsidiaries, and related entities, past and present officers, directors, shareholders, executives, managers, supervisors, insurers, attorneys, indemnities, agents, successors, and assigns (collectively, “the Released Parties”), arising prior to the Effective Date.

8.                                       Etelos, on behalf of itself and its parents, subsidiaries, and related entities, past and present officers, directors, shareholders, executives, managers, supervisors, insurers, attorneys, indemnities, agents, successors, and assigns (hereinafter collectively referred to as “the Etelos Parties”), agrees to waive and release all claims relating to the Loans, known and unknown, suspected or unsuspected, which they have or might otherwise have had against any member of the Kolke Family arising prior to the Effective Date, unless it is determined by a tribunal of competent jurisdiction that such claim is a proximate result of gross negligence or fraudulent misrepresentation by a member of the Kolke Family.

9.                                       It is expressly understood and agreed that the releases given in Sections 7 and 8 of this Agreement are applicable only to the Loans and are not intended in any way to apply to the Notes or to any other interests, including shares, options, other instruments, or employment, which any member of the Kolke Family has or may have in or in relation to Etelos.

10.                                 It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by the Parties. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, for the purpose of implementing a full and complete mutual release and discharge of the Parties, the Parties expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which either Party does not know or suspect to exist in his or her favor against the other Party at the time of execution of this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.

11.                                 Each member of the Kolke Family agrees that they will not:

a.                                       Prosecute, or allow to be prosecuted on their behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the Loans, it being the intention of the Parties that with the execution of this Agreement, except as otherwise provided in the Notes, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the Kolke Family related in any way to Loans; or

b.                                      Issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Etelos or the Released Parties except if testifying truthfully under oath pursuant to subpoena or otherwise.

12.                                 This Agreement may not be changed orally, and no modification, amendment or waiver of any provision of this Agreement or any future representation, promise or condition in connection with its subject matter, shall be binding upon any Party unless made in writing and signed by such Party.

13.                                 No member of the Kolke Family will have the right to assign any of their rights or obligations this Agreement, except to another member of the Kolke Family, without the prior written consent of Etelos. Except as otherwise provided, any such attempt to assign a right or obligation under this Agreement without such consent will be null and void. Etelos may assign or transfer any of its rights or obligations under this Agreement upon written notice to all members of the Kolke Family.

14.                                 This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its conflict of laws principles. Any legal action or proceeding arising will be brought exclusively in the federal or state courts of San Mateo County California.

15.                                 If for any reason a tribunal of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, then that provision of this Agreement shall be enforced to the maximum extent permissible and the other provisions of this Agreement shall remain in full force and effect.

16.                                 The failure by any Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

17.                                 All notices, demands or consents required or permitted shall be in writing. Notice shall be considered effective on the earlier of actual receipt or:  (a) the day following transmission if sent electronically followed by written confirmation; or (b) one day (two days for international addresses) after posting when sent via a commercial express courier. Notice shall be sent to the address for each Party set forth on the first page of this Agreement, or at such other address as shall be given by either Party to the other in writing. Notices to Etelos shall be addressed to the attention of “General Counsel” at the address listed above or as amended.

18.                                 This Agreement has been authorized by all necessary corporate action on the part of Etelos and, except as otherwise provided in the Notes, contains the entire agreement between the Parties and supersedes any and all prior and contemporaneous oral and written agreements with regard to the Loans.

19.                                 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

20.                                 This Agreement shall benefit and is binding upon the Parties and their respective heirs and permitted successors and assigns.

- signatures follow -

WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE ON THE DATE FIRST SET FORTH ABOVE.

SELMA and DANIEL A. KOLKE	ETELOS INCORPORATED

/s/ Daniel A. Kolke	By:	/s/ Jeffrey L. Garon
Jeffrey L. Garon
President & Chief Executive Officer
/s/ Selma Kolke

ROBYN and DANIEL J. A. KOLKE

/s/ Robyn Kolke

/s/ Daniel J A. Kolke

KRISTIN and DESMOND D. KOLKE

/s/ Kristin Kolke

/s/ Desmond D. Kolke

CRYSTAL and RAYMOND D. KOLKE

/s/ Crystal Kolke

/s/ Raymond D. Kolke

EXHIBIT A

BALANCES OWED ON THE LOANS

Selma and Daniel A. Kolke	$644,000.00

Robyn and Daniel J. A. Kolke	$120,000.00

Kristin and Desmond D. Kolke	$51,827.42

Crystal and Raymond D. Kolke	$0.00	[Zero]

EXHIBIT A1

EXHIBIT A2

EXHIBIT A3